Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Date: May 12, 2014

POLARIS VENTURE PARTNERS IV, L.P.

By:	Polaris Venture Management Co. IV, L.L.C.

By:	/s/ John Gannon
Attorney-in-Fact

POLARIS VENTURE PARTNERS ENTREPRENEURS’ FUND IV, L.P.

By:	Polaris Venture Management Co. IV, L.L.C.

By:	/s/ John Gannon
Attorney-in-Fact

POLARIS VENTURE MANAGEMENT CO. IV, L.L.C.

By:	/s/ John Gannon
Attorney-in-Fact

JONATHAN A. FLINT

By:	/s/ Jonathan A. Flint
Jonathan A. Flint

TERRANCE G. MCGUIRE

By:	/s/ Terrance G. McGuire
Terrance G. McGuire

ALAN G. SPOON

By:	/s/ Alan G. Spoon
Alan G. Spoon